EXHIBIT A

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that she or it knows or has reason to believe that such information is inaccurate.

Dated: April 30, 2025	GSR Growth Investments LP
	By:	/s/ James Contos
James Contos, as Authorized Signer of GSR Growth Investments GP Ltd.

Dated: April 30, 2025	GSR Growth Investments GP Ltd.
	By:	/s/ James Contos
James Contos, as Authorized Signer

Dated: April 30, 2025	GSR Strategies LLC
	By:	/s/ Joshua Riezman
Joshua Riezman, as Manager of GSR USA Intermediate LLC

Dated: April 30, 2025	GSR USA Intermediate LLC
	By:	/s/ Joshua Riezman
Joshua Riezman, as Manager

Dated: April 30, 2025	CNC Inversiones Ltd.
	By:	/s/ Carlos Cristian Gil
Carlos Cristian Gil, as Director of CNC Inversiones Ltd.

Dated: April 30, 2025	By:	/s/ Carlos Cristian Gil
Carlos Cristian Gil

Dated: April 30, 2025	By:	/s/ Nadia Gil
Nadia Gil